Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Williams Partners L.P. for the registration of common units representing limited partner interests and to the incorporation by reference of our reports dated February 27, 2012, with respect to the consolidated financial statements of Williams Partners L.P. and the effectiveness of internal control over financial reporting of Williams Partners L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 29, 2012